Exhibit 99.1

INTERACTIVE DATA CORPORATION ANNOUNCES PRICING OF

SENIOR NOTES DUE 2019

NEW YORK — April 17, 2014 — Interactive Data Corporation (the “Company”) today announced the pricing of its offering of $350 million in aggregate principal amount of 5.875% senior notes due 2019 (the “Notes”).

The Company estimates that the net proceeds from the offering will be approximately $343.8 million, after deducting estimated offering expenses. The Company intends to use the net proceeds from this placement, together with the net proceeds of the expected borrowings under the Company’s new credit facility and cash on hand, to refinance its existing term loans, to redeem its existing 10.25% senior notes due 2018, and to fund a distribution to its parent entities, which in turn intend to pay an approximately $273 million distribution to their equity holders.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on May 2, 2014, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed new credit facility and proposed offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements reflect the current views of the Company with respect to future events and are based on assumptions and are subject to risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPANY CONTACTS

Investors:

Andrew Kramer

781-687-8306

andrew.kramer@interactivedata.com